Exhibit 99.2

Aclaris Announces Pricing of Public Offering of Common Stock

WAYNE, Pa., January 20, 2021 (GLOBE NEWSWIRE) -- Aclaris Therapeutics, Inc. (Nasdaq:ACRS), a clinical-stage biopharmaceutical company focused on developing novel drug candidates for immuno-inflammatory diseases, today announced the pricing of its underwritten public offering of 5,483,714 shares of its common stock at a price to the public of $17.50 per share.  In addition, Aclaris has granted to the underwriters a 30-day option to purchase up to 822,557 additional shares of common stock at the public offering price, less the underwriting discount. The gross proceeds from the offering to Aclaris are expected to be approximately $96.0 million, before deducting underwriting discounts and commissions and offering expenses, but excluding any exercise of the underwriters’ option. The offering is expected to close on or about January 22, 2021, subject to customary closing conditions.

Cantor Fitzgerald & Co. and William Blair & Company, L.L.C. are acting as joint book-running managers for the offering. H.C. Wainwright & Co., LLC is acting as lead manager for the offering.

A shelf registration statement relating to this offering was filed with the Securities and Exchange Commission (SEC) on March 13, 2020 and declared effective by the SEC on April 29, 2020.  The offering is being made only by means of a written prospectus and prospectus supplement that form a part of the registration statement.  A preliminary prospectus supplement and accompanying prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov.  A final prospectus supplement and accompanying prospectus will be filed with the SEC.  When available, copies of the final prospectus supplement and the accompanying prospectus may also be obtained by contacting Cantor Fitzgerald & Co., Attn: Capital Markets, 499 Park Avenue, 6th floor, New York, NY 10022; Email: prospectus@cantor.com; or William Blair & Company, L.L.C., Attention: Prospectus Department, 150 North Riverside Plaza, Chicago, IL 60606, by telephone at (800) 621-0687 or by email at prospectus@williamblair.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities being offered, nor shall there be any sale of the securities being offered in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Aclaris Therapeutics, Inc.

Aclaris Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing a pipeline of novel drug candidates to address the needs of patients with immuno-inflammatory diseases who lack satisfactory treatment options. The company has a multi-stage portfolio of drug candidates powered by a robust R&D engine exploring protein kinase regulation.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Aclaris Therapeutics, Inc., including statements about Aclaris’ public offering related to expected gross proceeds and anticipated closing date, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and the completion of the public offering on the anticipated terms or at all and such other factors as are set forth in the risk factors detailed in Aclaris’ Annual Report on Form 10-K for the year ended December 31, 2019, Aclaris’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and other filings Aclaris makes with the SEC from time to time.  In addition, the forward-looking statements included in this press release represent Aclaris’ views as of the date hereof. Aclaris anticipates that subsequent events and developments will cause Aclaris’ views to change. However, while Aclaris may elect to update these forward-looking statements at some point in the future, Aclaris specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Aclaris’ views as of any date subsequent to the date hereof.

Aclaris Contact

investors@aclaristx.com